Exhibit 99.2

FOR IMMEDIATE RELEASE

CAMBRIDGE BANCORP AND NORTHMARK BANK

SIGN DEFINITIVE AGREEMENT

Cambridge Bancorp to expand in attractive markets

CAMBRIDGE, MASSACHUSETTS and NORTH ANDOVER, MASSACHUSETTS – May 23, 2022 – Cambridge Bancorp (Nasdaq: CATC) (the “Company” or “Cambridge”), the holding company for Cambridge Trust Company (“Cambridge Trust”), and North Andover Massachusetts-based Northmark Bank (“Northmark”) are pleased to jointly announce that Cambridge, Cambridge Trust and Northmark have entered into a definitive agreement pursuant to which Northmark will merge with and into Cambridge Trust in an all-stock transaction. Under the terms of the agreement, each share of Northmark common stock will be exchanged for 0.9950 shares of Cambridge common stock. Based upon Cambridge’s closing price of $79.94 as of May 20, 2022, the transaction is valued at $79.54 per share of Northmark common stock, or approximately $63 million in the aggregate. On a pro forma basis, the transaction is projected to be 5.8% accretive to Cambridge’s mean consensus analyst 2023 earnings per share (excluding transaction costs) and approximately 1.7% dilutive to tangible book value per share, with an anticipated earnback period of approximately 2.25 years.

This merger will expand Cambridge’s presence in Massachusetts through the addition of Northmark’s three full-service banking offices in the attractive communities of North Andover, Andover and Winchester, Massachusetts. Cambridge and Northmark share similar conservative business models that emphasize exceptional personal and customized service to both individuals and businesses, delivered by highly skilled professionals. The combined company will be well positioned to benefit from a deepened focus on future growth opportunities. Jane Walsh, Founder, President and CEO of Northmark will join Cambridge Bancorp and Cambridge Trust as a Director.

As of March 31, 2022, Northmark had approximately $442 million of total assets, $314 million of gross loans and $381 million of deposits. Based on financial metrics as of March 31, 2022, the combined company is expected to have $5.5 billion in assets, $3.7 billion in gross loans and $4.9 billion in deposits, along with Cambridge’s $4.7 billion of wealth management assets.

Denis Sheahan, Chairman, President and CEO of Cambridge Trust, commented, “We are pleased to announce the strategic combination of Cambridge Trust and Northmark Bank. Since Northmark’s founding in 1987, the management team and board have created a franchise that provides exceptional service to its clients in locations where Cambridge currently does not have banking offices. These locations are a logical extension of our market. Northmark’s dedication to providing individuals and businesses with customized attention and tailored financial solutions will greatly complement our broad range of products and services, including private banking and wealth management.” Sheahan added, “We look forward to welcoming the talented Northmark team to Cambridge Trust.”

“We are excited about the opportunity to partner with Cambridge Trust,” said Ms. Walsh. “Cambridge Trust’s strong commitment to its clients, employees and communities closely align with Northmark’s focus on relationships and civic and corporate responsibility. Together we will build a premier private banking and wealth management company within Massachusetts and New Hampshire.”

The transaction has been unanimously approved by the Boards of Directors of both companies and is expected to be completed during the fourth quarter of 2022, subject to regulatory approval, approval by Northmark shareholders, and other customary closing conditions.

The merger of Cambridge Trust with Northmark is a continuation of Cambridge’s strategy of combining with high-quality financial institutions in targeted, attractive markets. In 2020, Cambridge acquired Wellesley Bancorp, Inc. ($1.0 billion in assets), headquartered in Wellesley, Massachusetts, with offices throughout Boston. In 2019, Cambridge acquired Optima Bank & Trust ($556 million in assets), headquartered in Portsmouth, New Hampshire, with banking offices throughout southeastern New Hampshire. These markets provide significant growth opportunity through the introduction of Cambridge’s broad range of products and services, including private banking and wealth management.

Piper Sandler & Co. served as financial advisor to Cambridge and Hogan Lovells US LLP served as its legal counsel. Griffin Financial Group served as financial advisor and provided a fairness opinion to Northmark and Goodwin Procter LLP served as its legal counsel.

Investor Conference Call and Investor Presentation

An investor presentation regarding the merger is available on the investor relations section of the Company’s website: http://ir.cambridgetrust.com or within the hyperlink provided below. Click here to download.

Cambridge will conduct a conference call/webcast at 8:30 a.m. Eastern Time on Tuesday, May 24, 2022, to discuss the merger. Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10167347/f2d1672677.

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of the Company’s website at http://ir.cambridgetrust.com.

Those parties who do not have internet access or are otherwise unable to pre-register for this event may still participate at the above time by dialing 1-866-777-2509 and asking the operator to join the Cambridge Bancorp (CATC) call. Participants are requested to dial-in a few minutes before the scheduled start of the call. The webcast will be archived on our investor relations website at http://ir.cambridgetrust.com.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 132-year-old Massachusetts chartered commercial bank with approximately $5.0 billion in assets as of March 31, 2022, and a total of 19 private banking offices and five wealth management locations in Massachusetts and New Hampshire. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $4.7 billion in client assets under management and administration. For more details on Cambridge Bancorp visit: www.cambridgetrust.com.

About Northmark Bank

Northmark Bank is a locally owned and managed full service commercial bank. Northmark Bank was founded in 1987 by Daniel J. Murphy III and Jane C. Walsh in response to the need for a community bank focused on high quality customer service and local decision-making. Northmark Bank offers a full range of banking services to individuals, businesses and non-profit organizations. Its staff strives to cultivate banking relationships with clients with the focus of tailoring banking solutions to each individual client’s banking needs. Northmark currently operates three branches in North Andover, Andover and Winchester, Massachusetts. For more details on Northmark Bank, please visit: www. northmarkbank.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about Cambridge Bancorp (together with its bank subsidiary unless the context otherwise requires, “Cambridge”) and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding Cambridge’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to Cambridge, are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors are described within Cambridge’s filings with the Securities and Exchange Commission (“SEC”). Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: (1) the businesses of Cambridge and Northmark may not be combined successfully, or such combination may take longer to accomplish than expected; (2) the cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the shareholders of Northmark may fail to approve the merger; (6) changes to interest rates, (7) the ability to control costs and expenses, (8) the current global economic uncertainty and general economic conditions, (9) disruptions to the credit and financial markets, (10) the duration and scope of the COVID-19 pandemic and its impact on levels of consumer confidence; (11) actions that governments, businesses and individuals take in response to the COVID-19 pandemic; (12) the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; (13) a prolonged resurgence in the severity of the COVID-19 pandemic due to variants and mutations of the virus; (14) the pace of recovery when the COVID-19 pandemic subsides; (15) disruptions in Cambridge’s ability to access the capital markets, and other factors that are described in Cambridge’s filings with the SEC, including Cambridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Cambridge does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Additional Information and Where to Find it

In connection with the proposed transaction, Cambridge expects to file with the SEC a registration statement on Form S-4 that will include a proxy statement of Northmark that also constitutes a prospectus of Cambridge. Cambridge also plans to file other relevant documents with the SEC regarding the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Cambridge with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Cambridge with the SEC will be available free of charge on Cambridge’s website at ir.cambridgetrust.com or by directing a request to Cambridge Bancorp, 1336 Massachusetts Avenue, Cambridge, MA 02138, attention: Corporate Secretary (617) 876-5500.

Participants in Solicitation

Northmark and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Northmark and their ownership of Northmark common stock, and the interests of such participants, may be obtained by reading the proxy statement/prospectus when it becomes available.

Cambridge Bancorp:

Denis K. Sheahan, Chairman, President and CEO

Michael F. Carotenuto, EVP, Treasurer & CFO

(617) 520-5520

Northmark Bank:

Jane Walsh, Founder, President & CEO

(978) 686-9100